Exhibit 99.1

Collegium Provides 2026 Financial Guidance and Business Update

– Product Revenues, Net Expected in the Range of $805 Million to $825 Million –

– Jornay PM® Net Revenue Expected in the Range of $190 Million to $200 Million –

– Adjusted EBITDA* Expected in the Range of $455 Million to $475 Million –

STOUGHTON, Mass., January 8, 2026 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), today announced its 2026 full-year financial guidance and provided a business update.

“2025 was a year of record growth for Collegium and we are excited to begin 2026 with significant momentum for continued success,” said Vikram Karnani, President and Chief Executive Officer. “The outstanding performance of Jornay PM, along with sustained revenue growth across our pain portfolio, has put us in a strong financial position as we enter the year ahead. We remain dedicated to supporting patients with serious medical conditions while delivering value to our shareholders through strong commercial execution, strategic business development, and disciplined capital deployment.”

“We are on track to achieve our recently increased financial guidance for 2025 and expect additional topline revenue growth in 2026 to be driven largely by increasing Jornay PM sales,” said Colleen Tupper, Chief Financial Officer. “In addition, we look forward to executing our capital deployment strategy which balances paying down debt, opportunistically repurchasing shares, and actively evaluating opportunities to expand and diversify our portfolio through business development.”

Recent Business Highlights

•	Based on continued strength across the Company’s ADHD and pain portfolios, raised full-year 2025 financial guidance in November 2025 to be in the range of $775 to $785 million for net revenue with adjusted EBITDA in the range of $460 to $470 million, with annual results expected to be reported in February 2026.

•	In late December, announced the successful closing of a $980 million syndicated credit facility which was used in part to repay the remaining $581 million of principal representing the entire remaining balance of our previous $646 million term loan secured from funds managed by Pharmakon Advisors, LP. The new aggregate credit facility consists of a five-year $580 million senior secured term loan, $300 million delayed draw term loan, and $100 million revolving credit facility (collectively the “Credit Facility”). The reduced rate on the new Credit Facility immediately results in meaningful annualized interest savings. The delayed draw term loan and revolving credit facility, both currently undrawn, are available to be used for general corporate purposes, including to partially fund potential future business development opportunities.

•	Entered into supply and quality agreements with Hikma Pharmaceuticals USA Inc. (“Hikma”), in connection with the authorized generic (“AG”) agreement Collegium previously announced in April 2024. Hikma will have the exclusive right to sell the Collegium-supplied authorized generic versions of Nucynta® and Nucynta® ER in the United States. Hikma is expected to launch authorized generic versions of Nucynta ER in Q1 2026 and Nucynta the earlier of December 2026 or upon the launch of a third-party generic equivalent. Collegium will receive a significant share of net profits of the AG products which would decline based on the number of third-party generic equivalents sold for each product, if any.

Financial Guidance for 2026

•	Product revenues, net are expected in the range of $805 million to $825 million.

•	Jornay PM net revenue is expected in the range of $190 million to $200 million.

•	Adjusted EBITDA is expected in the range of $455 million to $475 million.

* Non-GAAP financial measure. Please refer to the “Non-GAAP Financial Measures” section for details regarding these measures.

About Collegium Pharmaceutical, Inc.

Collegium is building a leading, diversified biopharmaceutical company committed to improving the lives of people living with serious medical conditions. The Company has a leading portfolio of responsible pain management medications and a rapidly growing neuropsychiatry business driven by Jornay PM®, a differentiated treatment for ADHD. Collegium’s strategy includes growing its commercial portfolio, with Jornay PM as the lead growth driver, and deploying capital in a disciplined manner. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures. We believe the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide analysts, investors, lenders, and other third parties with insights into how we evaluate normal operational activities, including our ability to generate cash from operations, on a comparable year-over-year basis and manage our budgeting and forecasting. In addition, certain non-GAAP financial measures, primarily adjusted EBITDA, are used to measure performance when determining components of annual compensation for substantially all non-sales force employees, including senior management.

In this press release we discuss the following financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

•	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;

•	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	we exclude stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy; and (ii) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;

•	we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset(s) being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;

•	we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;

•	we exclude litigation settlements and contingencies that are subject to recovery from adjusted EBITDA, as well as any applicable income items or, credit adjustments, or recoveries due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;

•	we exclude acquisition related expenses as the amount and/or frequency of these expenses are not part of our underlying business. Acquisition related expenses include transaction costs, which primarily consisted of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete the acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, legal defense expenses for specific acquired claims that relate to acts that occurred prior to our acquisition, and miscellaneous other acquisition related expenses incurred;

•	we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business;

•	we exclude losses on extinguishments of debt as these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis;

•	we exclude executive transition expenses from adjusted EBITDA as the amount and/or frequency of these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis; and

•	we exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our 2025 and 2026 financial guidance, including projected product revenues, adjusted operating expenses and adjusted EBITDA, statements related to the projected launch of the authorized generic versions of Nucynta and Nucynta ER and anticipated shared net profits following the launch of such authorized generic versions, statements related to current and future market opportunities for our products and our assumptions related thereto, expectations (financial or otherwise) and intentions, and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: unknown liabilities; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of our products; the size of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contacts:
Ian Karp

Head of Investor Relations

ir@collegiumpharma.com

Danielle Jesse
Director, Investor Relations
ir@collegiumpharma.com